Exhibit 99.1

Innovex Announces Fiscal 2005 First Quarter Results; Revenue and EPS in Line With Guidance

     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Jan. 12, 2005--Innovex, Inc. (Nasdaq:INVX) today reported revenue of $40.0 million for the fiscal 2005 first quarter ending December 31, 2004, as compared to $44.3 million reported for the prior year first quarter. The company's net loss in the first quarter of fiscal 2005 of $1.0 million or $0.05 per share includes a pretax restructuring charge of $343,000 or $0.02 per share. The company's net loss excluding the restructuring charge was $0.03 per share, at the upper end of guidance provided by the company. The restructuring charge is related to the company's previously announced plan to close its Maple Plain facility and transfer operations to the company's Lamphun, Thailand and Litchfield, Minnesota facilities and phase out the flex suspension assembly (FSA) attachment operation. The company had net income of $1.6 million or $0.08 per share in its fiscal 2004 first quarter.

     Fiscal 2005 First Quarter

     Consistent with the company's guidance, revenue for the first quarter was $40.0 million. FSA and Stacked Memory demand in the first quarter were higher than expected. FSA shipments in the quarter were limited by the supply of adhesiveless copper clad polyimide from the company's raw material supplier due to the supplier's last build requirements for other customers. The company believes it could have shipped $1 to $2 million more of FSA in the quarter if its material supply was not constrained. On January 6, 2005, the company announced it had purchased the assets used to manufacture adhesiveless copper clad polyimide from Gould Electronics, Inc. "We are disappointed that we were not able to fulfill all FSA demand in the quarter," commented William P. Murnane, Innovex's President and CEO. "Now that we own and control our supply of adhesiveless copper clad polyimide, we expect to maximize FSA revenue in the current and future quarters."
     Fiscal 2005 first quarter gross margins improved to 9.7% as compared to 7.5% for the fiscal 2004 fourth quarter as a result of the increased revenue, however, the margins continued to be impacted by the high fixed cost structure in place to meet the expected future levels of actuator flex circuit (AFC) and flat panel display (FPD) product revenue.
     Revenue from FSA products generated 64% of the company's net sales for the quarter, AFC revenue was 13%, FPD product revenue was 8%, integrated circuit packaging application revenue was 9%, network system application revenue was 4% and other revenue was 2%. As expected, the company's FPD revenue for the quarter was impacted by a major customer fulfilling existing commitments to other suppliers for older generation product prior to transitioning to the next generation lead-free products for which the company has been qualified.
     In its fiscal 2005 second quarter, the company expects revenue between $42 and $47 million and per share results ranging from a loss of $0.02 per share to income of $0.02 per share excluding restructuring charges. The company expects fiscal 2005 annual revenue between $180 and $200 million.
     "We expect to see significant growth in our fiscal 2005 second quarter as our FSA business remains strong and our new display program ramps gain momentum," commented Mr. Murnane. "Our AFC business should also experience strong growth as the disk drive industry begins its transition to next generation products creating a significantly more diverse product and customer base."
     Inventories increased by $5 million during the quarter and accounts payables increased by $4 million primarily as a result of the expected FPD ramp-up. Capital expenditures of $9.1 million for the fiscal 2005 first quarter included the acquisition of the assets required to manufacture copper clad polyimide and expenditures related to the expansion of the company's Thailand operations.
     "Our Thailand facility expansion remains on schedule and on budget," stated Tom Paulson, Innovex's Chief Financial Officer. "We expect to begin utilizing the facility expansion in our fiscal 2005 third quarter and begin seeing cost savings related to the expansion and the closure of our Maple Plain operation in late fiscal 2005 after the Maple Plain operations have been transferred to Thailand and Litchfield," stated Paulson.

     Restructuring

     An additional $343,000 restructuring charge was recorded in the fiscal 2005 first quarter as part of our previously announced restructuring plan to close the company's Maple Plain facility and transfer operations to the company's Lamphun, Thailand and Litchfield, Minnesota facilities. Additional charges of up to $4.9 million are expected to complete this planned restructuring with $15.1 million of the expected $20 million total charges related to this restructuring having been recorded through December 31, 2004. The remaining expected restructuring charges will be recorded as the liabilities are incurred over the next 6 to 9 months. The company's restructuring plan is progressing on schedule with the Maple Plain facility expected to remain in operation through the initial ramp-up of new display programs before operations are transferred in the second half of fiscal 2005. The company continues to expect annual operating cost savings from $8 to $9 million related to the restructuring.
     Innovex will conduct a conference call and web cast for investors beginning at 10:00 a.m. Central Standard Time (CST) on Thursday, January 13, 2005. During the conference call, Mr. Murnane and senior managers will discuss the company's future product, revenue, mix and margin expectations along with historical results.
     To listen to the live conference call, dial (785) 424-1054 and ask for conference ID "Innovex." The live web cast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available on Thursday, January 13 beginning at 12:00 p.m. through 11:59 p.m. EST on Saturday, January 15. To access the replay, dial (402) 220-2982 and ask for conference ID "Innovex." The web cast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

     Except for historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


                            INNOVEX, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands except per share amounts)

                                                Three Months Ended
                                             December 31, December 31,
                                                 2004         2003
                                             -------------------------

Net sales                                        $40,041      $44,344
Costs and expenses:
 Cost of sales                                    36,142       35,619
 Selling, general and administrative               3,871        4,957
 Engineering                                       1,709        1,751
 Restructuring charges                               343            -
 Net interest (income) expense                       210          159
 Net other (income) expense                         (583)         (46)
                                             -------------------------
Income (loss) before income taxes                 (1,651)       1,904

Provision for income taxes                          (643)         310
                                             -------------------------

Net income (loss)                                ($1,008)      $1,594
                                             =========================

Net income (loss) per share:
    Basic                                         ($0.05)       $0.08
                                             ============ ============
    Diluted                                       ($0.05)       $0.08
                                             ============ ============

Weighted average shares outstanding:
    Basic shares                                  19,128       18,937
    Diluted shares                                19,128       19,762



                            INNOVEX, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                            December 31, September 30,
Assets                                          2004         2004
                                            ------------ -------------
  Cash and short-term investments               $17,082       $14,422
  Accounts receivable, net                       25,348        27,248
  Inventory                                      17,224        12,223
  Other current assets                            4,805         3,612
----------------------------------------------------------------------
     Total current assets                        64,459        57,505
  Property, plant and equipment, net             59,910        53,538
  Intangible & other assets, net                  6,109         5,729
  Deferred income taxes long term                12,975        12,975
----------------------------------------------------------------------
      Total assets                             $143,453      $129,747
                                            ============ =============


Liabilities and Stockholders' Equity
  Current liabilities                           $43,632       $31,643
  Long-term debt                                 13,667        11,022
  Stockholders' equity                           86,154        87,082
----------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                  $143,453      $129,747
                                            ============ =============


                            INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)
                                                   Three Months Ended
                                                       December 31,
                                                      2004     2003
                                                   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                    $(1,008)  $1,594
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
    Depreciation and amortization                      2,721    2,871
    Restructuring charges                                343        -
    Other non-cash items                                (176)     (10)
Changes in operating assets and liabilities:
      Accounts receivable                              1,900   (3,501)
      Inventories                                     (5,001)  (2,778)
      Deferred income taxes                                -      285
      Other current assets                            (1,435)    (226)
      Accounts payable                                 4,068    3,490
      Other liabilities                                2,717      (73)
                                                   -------------------
Net cash provided by (used in) operating activities    4,129    1,652

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                               (9,092)  (2,086)
   Proceeds from sale of assets                            -       38
                                                   -------------------
Net cash provided by (used in) investing activities   (9,092)  (2,048)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net long-term debt activity                         2,814   (1,978)
   Net line of credit activity                         4,729        -
   Proceeds from exercise of stock options                80      433
                                                   -------------------
Net cash provided by (used in) financing activities    7,623   (1,545)
                                                   -------------------

Increase (decrease) in cash and equivalents            2,660   (1,941)

Cash and equivalents at beginning of period           14,422   21,607
                                                   -------------------
Cash and equivalents at end of period                $17,082  $19,666
                                                   ===================


    CONTACT: Innovex, Inc., Maple Plain
             Tom Paulson, 763-479-5300
             or
             Doug Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com